[GRAPHIC OMITED]


                     P  R  E  S  S      R  E  L  E  A  S  E

                              FOR IMMEDIATE RELEASE



                PIZZA INN ANNOUNCES 1ST QUARTER FINANCIAL RESULTS


THE COLONY, TEXAS -OCTOBER 31, 2003- PIZZA INN, INC. (NASDAQ:PZZI) today reported earnings per share for its first quarter ended September 28, 2003 of 5 cents versus 3 cents for the same quarter last year. Net income was $504,000 versus $303,000, on revenues of $15.4 million versus $15.4 million in the previous year. The previous year's quarter included pre-tax severance related charges of approximately $415,000 (after-tax affect of approximately $274,000), in connection with the departure of the Company's former chief executive officer. Comparable same-store sales finished down 4.8% for the quarter.

The Company is the franchisor and food and supply distributor to more than 410 stores in 20 states and 10 foreign countries.





                      P R  E  S  S      R  E  L  E  A  S  E

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

                                 PIZZA INN, INC.
               (In thousands, except share and per share amounts)





                                                Quarter Ended
                                            --------------
                                          Sept. 28      Sept. 29,
                                                 2003         2002
                                       --------------  -----------
Revenue . . . . . . . . . . . . . . .  $       15,376  $    15,361

Income before taxes.       . . .  . .  $          764  $       460

Net Income  . . . . . . . .       . .  $          504  $       303

Diluted earnings per share        . .  $         0.05  $      0.03

Basic earnings per share .        . .  $         0.05  $      0.03

Weighted average shares outstanding:
   Diluted. . . . . . . . . . . . . .      10,086,059   10,058,350
   Basic. . . . . . . . . . . . . . .      10,059,223   10,058,248

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